UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2022

ALEXANDRIA REAL ESTATE EQUITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 North Euclid Avenue	91101
Pasadena, California
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 578-0777

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	ARE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2022, the Board of Directors (the “Board”) of Alexandria Real Estate Equities, Inc. (the “Company”) elected Cynthia L. Feldmann as a director of the Company, to serve until the 2022 annual meeting of stockholders of the Company and until her successor is duly elected and qualifies. The Board also appointed Ms. Feldmann as a member of its Science, Technology & Agtech Committee and has determined that Ms. Feldmann is independent in accordance with applicable New York Stock Exchange listing standards and Securities and Exchange Commission rules. There were no arrangements or understandings between Ms. Feldmann and any other persons regarding her election to the Board. Ms. Feldmann is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Since 2005, Ms. Feldmann has served on the board of directors of STERIS PLC, a provider of infection prevention, decontamination, and health science technologies, products, and services. She is chair of STERIS’s Nominating and Governance Committee and a member of the Audit Committee, which she previously chaired. Since 2017, Ms. Feldmann has also served as a director of UFP Technologies, Inc. She is the chair of the UFP Technologies, Inc. Audit Committee and a current member of the Nominating Committee. Ms. Feldmann also currently serves as a director and chair of the Audit Committee of Frequency Therapeutics, Inc., a Nasdaq-listed clinical-stage biotechnology company. From 2013 until present, Ms. Feldmann has served as a director and, until 2021, as chair of the Finance Committee of Falmouth Academy, an academically rigorous, co-ed college preparatory day school for grades 7–12. From 2003 to 2018, Ms. Feldmann served on the board of directors of Hanger, Inc., a provider of orthotic and prosthetic services and products, and the largest orthotic and prosthetic managed care network in the United States. Ms. Feldmann chaired the Hanger, Inc. Audit Committee and served on the Compensation Committee and the Quality and Technology Committee. Ms. Feldmann also previously served as a director and chair of the Audit Committee and as a member of the Compensation Committee and the Quality and Technology Committee of HeartWare International, Inc., a Nasdaq-listed medical device company, from 2012 until its acquisition by Medtronic in August 2016. From 2012 to 2013, Ms. Feldmann served on the board of and chaired the Audit and Compliance Committees of Atrius Health, a non-profit organization comprising six leading Boston area physician groups representing more than 1,000 physicians serving nearly 1 million adult and pediatric patients. Ms. Feldmann was also a member of the board and served as chair of the Audit Committee of Hayes Lemmerz International Inc., a worldwide producer of aluminum and steel wheels for passenger cars, trucks, and trailers and a supplier of brakes and powertrain components, from 2006 to 2009. She was the President and Founder of Jetty Lane Associates, a consulting firm, from 2005 until 2012. Ms. Feldmann previously served as Business Development Officer at Edwards Angell Palmer & Dodge LLP, a Boston-based law firm, with a specialty in serving life sciences companies. From 1994 to 2002, she was a Partner at KPMG LLP, holding various leadership roles in the firm’s Medical Technology and Healthcare & Life Sciences industry groups. Ms. Feldmann also served as National Partner-in-Charge of the Life Sciences practice for Coopers & Lybrand (now PricewaterhouseCoopers LLP) from 1989 to 1994, among other leadership positions held during her 19-year career with the firm. Ms. Feldmann was a founding board member of MassMEDIC, a Massachusetts trade association for medical technology companies, where she also served as treasurer and board member of the Executive Committee during her tenure from 1997 to 2001. Ms. Feldmann is a retired CPA and holds a Masters Professional Director Certification from the American College of Corporate Directors.

On her initial election to the Board and pursuant to the terms of the Company’s Amended and Restated 1997 Stock Award and Incentive Plan, Ms. Feldmann received a grant of 1,000 shares of restricted stock of the Company, which shares vest in full on the second anniversary of the date of grant. Ms. Feldmann will also generally participate in the compensation arrangements provided to the Company’s independent directors, as described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 16, 2021, under the caption “2020 Director Compensation Table.”

The press release announcing Ms. Feldmann’s election as a director of the Company is attached hereto as Exhibit 99.1 and is filed herewith.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release, dated March 25, 2022.
104.1	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

March 25, 2022	By:	/s/ Dean A. Shigenaga
Dean A. Shigenaga
Chief Financial Officer